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                                                                   Exhibit 23.15

                       [Letterhead of Grant Thornton LLP]






We have issued our reports dated February 8, 2002, accompanying the financial statements and schedules of Vestin Fund II, LLC contained in the Post-effective Amendment Number 3 on Form S-11/A. We consent to the use of the aforementioned reports in the Post-effective Amendment Number 3 on Form S-11/A.

/S/ GRANT THORNTON LLP


Reno, Nevada
March 24, 2003